Exhibit 10.8

Time Charter

GOVERNMENT FORM

Approved by the New York Produce Exchange

November 6th, 1913 - Amended October 20th, 1921; August 6th, 1931; October 3rd, 1946

This Charter Party, made and concluded in LONDON:                                    23rd day of January                           ~~19~~ 2005 Between GENCO VIGOUR LIMITED, MARSHALL ISLANDS                                                                           Owners of the good Hong Kong                   ~~Steamship~~/Motorship “GENCO VIGOUR”. (See Clause 29 for vessel’s full description) of               ~~of             tons gross register, and                           tons net register~~, having engines of                                   indicated horse power ~~and with hull, machinery and equipment in a thoroughly efficient state, and classed                                                                           at                            of about                               cubic feet bale capacity, and about                                 tons of 2240 lbs. deadweight capacity (cargo and bunkers, including fresh water and stores not exceeding one-and-one half percent of ship’s deadweight capacity, allowing a minimum of fifty tons) on a draft of                         feet                             inches on                          Summer freeboard, inclusive of permanent bunkers, which are of the capacity of about                                                          tons of fuel, and capable of steaming, fully laden, under good weather conditions about                                       knots on a consumption of about                          tons of best Welsh coal best grade fuel oil best grade Diesel oil~~, now trading
and BHP-BILLITON MARKETING AG                         Charterers of the City of BAAR, SWITZERLAND

Witnesseth, That the said Owners agree to let, and the said Charterers agree to hire the said vessel, from the time of delivery, for ~~about~~ Minimum 23 months to about (+ / - 15 days) 27 months Time Charter, trading always via safe port(s), safe berth(s), safe anchorage(s), always afloat except NAABSA as per Clause 6, always within Institute Warranty Limits within below mentioned trading limits.

Charterers to have liberty to sublet the vessel for all or any part of the time covered by this Charter, but Charterers remaining responsible for the fulfillment of this Charter Party.  Acceptance of delivery by Charterers shall not constitute any waiver of Owners’ obligations hereunder.

Vessel to be placed at the disposal of the Charterers, ~~at~~ on dropping outward Sea Pilot safe port TAIWAN, port in Charterers’ option (intention KAOHSIUNG), any time day or night, Sundays and Holidays included                                                           ~~in such dock or at such wharf or place (where she may safely lie, always afloat, at all times of tide, except as otherwise provided in clause No. 6), as the Charterers may direct.  If such dock, wharf or place be not available time to count as provided for in clause No. 5.~~  Vessel on her delivery to be ready to receive cargo with clean-swept holds washed down and dry, fit and safe for the reception, carriage and preservation of any permissible cargo and tight, staunch, strong and in every way fitted for the service and so maintained by the Owners throughout the currency of this Charter Party, having water ballast, and with sufficient power to operate all hatches and winches simultaneously ~~and donkey boiler with sufficient steam power, or if not equipped with donkey boiler, then other power sufficient to run all the winches at one and the same time~~ (and with full complement of officers and crew, ~~seamen, engineers and firemen~~ for a vessel of her tonnage), to be employed, in carrying lawful merchandise, ~~including petroleum or its products, in proper containers~~, excluding See Clause 30                                                                                    ~~(vessel is not to be employed in the carriage of Live Stock, but Charterers are to have the privilege of shipping a small number of deck at their risk, all necessary fittings and other requirements to be for account of Charterers)~~, in such lawful trades, between safe port and/or ports ~~in British North America, and/or United States of America, and/or West Indies, and/or Central America, and/or Caribbean Sea, and/or Gulf of Mexico, and/or Mexico, and/or South America~~ and places within British Institute Warranty Limits (see Clause 31) ~~and/or Europe and/or Africa, and/or Asia, and/or Australia, and/or Tasmania, and/or New Zealand, but excluding Magdalena River, River St. Lawrence between October 31st and May 15th, Hudson Bay and all unsafe ports; also excluding, when out of season, White Sea, Black Sea and the Baltic,~~

as the Charterers or their Agents shall direct, on the following conditions:

1.             That the Owners shall provide and pay for all provisions, wages charges for port services pertaining to the crew and Owners’ business, and consular shipping and discharging fees of the Crew; shall pay for the insurance of vessel, also for all the cabin, deck, engine-room and other necessary stores, lubricating oil and fresh water (excluding additional fresh water for hold cleaning when vessel’s own stock insufficient) including boiler water and maintain her class and keep the vessel in a thoroughly efficient state in hull, cargo spaces, machinery and equipment for and during the service.

2.             That the Charterers, whilst the vessel is on hire, shall provide and pay for all the fuel except as otherwise agreed, Port Charges, Compulsory/Customary Pilotages (but Owners/Master are, always with due consideration to safety, to minimise use of pilots) Agencies, Commissions, Consular Charges (except those pertaining to individual crew members or flag of the vessel ~~the Crew~~), and all other usual expenses except those before stated, but when the vessel puts into a port for causes for which vessel is responsible, then all such charges incurred shall be paid by the Owners. Fumigations ordered because of illness of the crew to be for Owners account and time.  Fumigations ordered because of cargoes carried or ports visited while vessel is employed under this charter to be for Charterers account and time.  The Master shall have right to refuse fumigation to be done during steaming in case sufficient explanation and instruction to his satisfaction are not given by the Charterers/Shippers. ~~All other fumigations to be for Charterers account after vessel has been on charter for a continuous period of six months or more.~~

Charterers are to provide necessary dunnage and shifting boards, also any extra fittings requisite for a special trade or unusual cargo, but

Owners to allow them the use of any dunnage and shifting boards already aboard vessel. Charterers to have the privilege of using shifting boards for dunnage, they making good any damage thereto.

3.             That the Charterers, at the point ~~port~~ of delivery, and the Owners, at the point ~~port~~ of re-delivery, shall take over and pay for all fuel and diesel oil remaining on board the vessel according to prices and quantities as per Clause 33. ~~at the current prices in the respective ports, the vessel to be delivered with not less than~~
~~tons and not more than                                              tons and to be re-delivered with not less than                        tons and not more than                       tons.~~

4.             That the Charterers shall pay for the use and hire of the said Vessel at the rate of U.S.$ 29,000.00 (Twenty Nine Thousand Dollars) per day/pro rata including overtime in United States Currency ~~per ton on vessel’s total deadweight carrying capacity, including bunkers and stores, on                             summer freeboard, per Calendar Month~~, commencing on and from the time of the day of her delivery, as aforesaid, and at and after the same rate for any part of a day ~~month~~; hire to continue until the hour of the day of her re-delivery in like good order and condition, ordinary wear and tear excepted, to the Owners (unless lost) ~~at~~ on dropping last outward Sea Pilot one safe port SKAW/PASSERO RANGE or passing SKAW/PASSERO RANGE WESTBOUND in Charterers’ option, or in Charterers’ option on dropping last outward Sea Pilot one safe port SINGAPORE/JAPAN RANGE including PHILIPPINE ISLANDS, TAIWAN, SOUTH KOREA, PEOPLE’S REPUBLIC OF CHINA, INDONESIA or in Charterers’ option ADEN-PMO RANGE, always port in Charterers’ option, any time day or night, Sundays and Holidays included unless otherwise mutually agreed. Charterers are to give Owners not less than 30/25/15/10 days notice of vessels expected date and probably port or place of re-delivery, and 5/3/1 day(s) definite date and port or place of redelivery. ~~probable port.~~

5.             Payment of said hire to be made in New York in cash in United States Currency, semi-monthly in advance, and for the last half month or part of same the approximate amount of hire, and should same not cover the actual time, hire is to be paid for the balance ~~day by day~~, at it becomes due, if so required by Owners, unless bank guarantee or deposit is made by the Charterers, otherwise failing the punctual and regular payment of the hire, or bank guarantee, or on any breach of this Charter Party, the Owners shall be at liberty to withdraw the vessel from the service of the Charterers, without prejudice to any claim they (the Owners) may otherwise have on the Charterers but subject to the notification procedure as per Clause 32. ~~Time to count from 7 a.m. on the working day following that on which written notice of readiness has been given to Charterers or their Agents before 4 p.m., but if required by Charterers, they to have the privilege of using vessel at once, such time used to count as hire.~~

Cash for vessel’s ordinary disbursements at any port may be advanced as required by the Captain, by the Charterers or their Agents, subject to 2 1/2% commission and such advances shall be deducted from the hire. The Charterers, however, shall in no way be responsible for the application of such advances.

6.             That the cargo or cargoes be laden and/or discharged in any dock or at any wharf or anchorage or place that Charterers of their Agents may direct, provided the vessel can safely lie always afloat at any time of tide, except at such places where it is customary for similar size vessels to safely lie aground, as per Clause 31.

7.             That the whole reach of the Vessel’s Hold, ~~Decks~~, and usual places of loading (not more than she can reasonably and safely stow and carry), also accommodations for Supercargo, if carried, shall be at the Charterers’ disposal, reserving only proper and sufficient space for Ship’s officers, crew, tackle, apparel, furniture, provisions, stores and fuel. ~~Charterers have the privilege of passengers as far as accommodations allow, Charterers paying Owners                       per day per passenger for accommodations and meals. However, it is agreed that in case any fines or extra expenses are incurred in the consequences of the carriage of passengers, Charterers are to bear such risk and expense~~ No cargo on deck.

8.             That the Captain shall prosecute his voyages with the utmost dispatch, and shall render all customary assistance with ship’s crew and boats. The Captain (although appointed by the Owners), shall be under the orders and directions of the Charterers as regards employment and agency; and Charterers are to load, stow, ~~and~~ trim and discharge the cargo at their expense under the supervision of the Captain, who is to sign Bills of Lading for cargo as presented, in conformity with Mate’s or Tally Clerk’s receipts.

9.             That if the Charterers shall have reason to be dissatisfied with the conduct of the Captain, Officers, or Engineers, the Owners shall on receiving particulars of the complaint, investigate the same, and, if necessary, make a change in the appointments.

10.           That the Charterers shall have permission to appoint a Supercargo, who shall accompany the vessel and see that voyages are prosecuted with the utmost dispatch. He is to be furnished with free accommodation, and same fare as provided for Captain’s table, Charterers paying at the rate of U.S.$15.00 per day. Owners to victual Pilots and Customs Officers, and also, when authorized by Charterers or their Agents, to victual Tally Clerks, Stevedore’s Foreman, etc., Charterers paying ~~at the current rate per mea~~, as per Clause 60 for all such victualling.

11.           That the Charterers shall furnish the Captain from time to time with all requisite instructions and sailing directions, in writing, and the Captain shall keep a full and correct Deck and Engine Log of the voyage or voyages, which are to be patent to the Charterers or their Agents, and furnish the Charterers, their Agents or Supercargo, when required, with a true copy, in English, of such daily Deck and Engine Logs, showing the course of the vessel and distance run and the consumption of fuel etc. as per Charterers’ form.

12.           That the Captain shall use diligence in caring for the ventilation of the cargo.

13.           That the Charterers shall have the option of continuing this charter for a further period of See Lines 14/15

on giving written notice thereof to the Owners or their Agents                     days prior ~~previous~~ to the expiration of the first-named term, or any declared option.

14.           That if required by Charterers, time not to commence before 15th January 2005                                 and should vessel not have given written notice of readiness on or before 30th January 2005                       but not later than 4 p.m. Charterers or their Agents to have the option of cancelling this Charter at any time not later than the day of vessel’s readiness.

15.           That in the event of the loss of time from deficiency and/or default of men including strikes of Officers and crew whether due to labour disputes or otherwise or deficiency of ~~or~~ stores, fire, breakdown or damages to hull, machinery or equipment, grounding, detention by average accidents to ship or cargo, drydocking for the purpose of examination or painting bottom, or by any other cause whatsoever preventing the full working of the vessel, the payment of hire and overtime, if any, shall cease for the time thereby lost; and if upon the voyage the speed be reduced by defect in or breakdown of any part of her hull, machinery or equipment, the time so lost, and the cost of any extra fuel consumed in consequence thereof, and all extra expenses shall be deducted from the hire.

16.           That should the Vessel be lost, money paid in advance and not earned (reckoning from the date of loss or being last heard of) shall be returned to the Charterers at once. The act of God, enemies, fire, restraint of Princes, Rulers and People, and all dangers and accidents of the Seas, Rivers, Machinery, Boilers and Steam Navigation, and errors of Navigation throughout this Charter Party, always mutually excepted.

The vessel shall have the liberty to sail with or without pilots, to tow and to be towed, to assist vessels in distress, and to deviate for the purpose of saving life and property.

17.           That should any dispute arise between Owners and the Charterers, the matter in dispute shall be referred to Arbitration at London ~~three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them, shall be final, and for the purpose of enforcing any award, this agreement may be made a rule of the Court. The Arbitrators shall be commercial men.~~ See Clause 62

18.           That the Owners shall have a lien upon all cargoes, and all sub-freights for any amounts due under this Charter, including General Average contributions, and the Charterers to have a lien on the Ship for all monies paid in advance and not earned, and any overpaid hire or excess deposit to be returned at once. Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the owners in the vessel.

19.           That all derelicts and salvage shall be for Owners’ and Charterers’ equal benefit after deducting Owners’ and Charterers’ expenses and Crew’s proportion. General Average shall be adjusted, ~~stated~~ and settled, according to ~~Rules 1 to 15, inclusive, 17 to 22, inclusive, and Rule F of~~ York-Antwerp Rules 1974 as amended 1990 ~~1924~~, at London, but Owners respecting Charterers sub-contract stipulation as long as confined to a recognised place of adjustment.  ~~such port or place in the United States as may be selected by the carrier, and as to matters not provided for by these Rules, according to the laws and usages at the port of New York~~.  In such adjustment disbursements in foreign currencies shall be exchanged into United States money at the rate prevailing on the dates made and allowances for damage to cargo claimed in foreign currency shall be converted at the rate prevailing on the last day of discharge at the port or place of final discharge of such damaged cargo from the ship. Average agreement or bond and such additional security, as may be required by the carrier, must be furnished before delivery of the goods. Such cash deposit as the carrier or his agents may deem sufficient as additional security for the contribution of the goods and for any salvage and special charges thereon, shall, if required, be made by the goods, shippers, consignees or owners of the goods to the carrier before delivery. Such deposit shall, at the option of the carrier, be payable in United States money and be remitted to the adjuster. When so remitted the deposit shall be held in a special account at the place of adjustment in the name of the adjuster pending settlement of the General Average and refunds or credit balances, if any, shall be paid in United States money. The word “Carrier” in this Charter Party refers to the Owners of the vessel.  Time Charter hire shall not contribute to General Average.

~~In the event of accident, danger, damage, or disaster, before or after commencement of the voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract, or otherwise, the goods, the shipper and the consignee, jointly and severally, shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the goods. If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully and in the same manner as if such salving ship or ships belonged to strangers.~~

Provisions as to General Average in accordance with the above as well as the New Jason Clause attached are to be included in all bills of lading issued hereunder.

20.           Fuel used by the vessel while off hire, ~~also for cooking, condensing water, or for grates and stoves~~ to be agreed to as to quantity, and the cost of replacing same, to be for ~~allowed by~~ Owners’ account.

21.           ~~That as the vessel may be from time to time employed in tropical waters during the term of this Charter, Vessel is to be docked at a convenient place, bottom cleaned and painted whenever Charterers and Captain think necessary, at least once in every six months, reckoning from time of last painting, and payment of the hire to be suspended until she is again in proper state for the service~~ See Clause 38

22.           ~~Owners shall maintain the gear of the ship as fitted, providing gear (for all derricks) capable of handling lifts up to three tons, also providing ropes, falls, slings and blocks. If vessel is fitted with derricks capable of handling heavier lifts, Owners are to provide necessary gear for same, otherwise equipment and gear for heavier lifts shall be for Charterers’ account~~. Owners also to provide on the vessel lights ~~lanterns and oil~~ for night work, and vessel to give use of electric light when so fitted, but any additional lights over those on board to be at Charterers’ expense. The Charterers to have the use of any gear on board the vessel.

23.           Vessel to work night and day, and on Sundays and Holidays if required by Charterers, ~~and all winches to be at Charterers’ disposal during loading and discharging; steamer to provide one winchman per hatch to work winches day and night, as required, Charterers agreeing to pay officers, engineers, winchmen, deck hands and donkeymen for overtime work done in accordance with the working hours and rates stated in the ship’s articles. If the rules of the port, or labor unions, prevent crew from driving winches, shore Winchmen to be paid by Charterers. In the event of a disabled winch or winches, or insufficient power to operate winches, Owners to pay for shore engine, or engines, in lieu thereof, if required, and pay any loss of time occasioned thereby.~~

24.           It is also mutually agreed that this Charter is subject to ~~all the terms and provisions of and all the exemptions from liability contained in the Act of Congress of the United States approved on the 13th day of February, 1893, and entitled “An Act relating to Navigation of Vessels; etc.,” in respect of all cargo shipped under this charter to or from the United States of America. It is further subject to~~ the following clauses, both of which are to be included in all bills of lading issued hereunder:

U.S.A. Clause Paramount (See also Clause 72)

This bill of lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936, which shall be deemed to be incorporated herein, and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this bill of lading be repugnant to said Act to any extent, such term shall be void to that extent, but no further.

New Both-to-Blame Collision Clause as attached

~~If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the ship, the owners of the goods carried hereunder will indemnify the Carrier against all loss or liability to the other or non carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non-carrying ship or her owners to the owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.~~

25.           The vessel shall not be required to enter any ice-bound port, or any port where lights or light-ships have been or are about to be withdrawn by reason of ice, or where there is risk that in the ordinary course of things the vessel will not be able on account of ice to safetly enter the port or to get our after having completed loading or discharging. Vessel not to force ice, nor follow ice breakers.

26.           Nothing herein stated is to be construed as a demise of the vessel to the Time Charterers. The owners to remain responsible for the navigation of the vessel, acts of pilots and tugboats, insurance, crew, and all other similar matters, same as when trading for their own account.

27.           A commission of ~~2 1/2~~ 1.25 per cent is payable by the Vessel and Owners to H. CLARKSON & CO. LIMITED, LONDON
on hire earned and paid under this Charter, and also upon any continuation or extension of this Charter.

28.           An address commission of ~~2 1/2~~ 3.75 per cent payable to Charterers                                        on the hire earned and paid under this Charter.

Clauses 29 to 88, inclusive, as attached, to be deemed part of and incorporated in this Charter Party.

Signed for and on behalf of Charterers:
BHP-BILLITON MARKETING AG.,
of BAAR, SWITZERLAND
By E-Mail authority dated 18th March 2005
Received from:	Genco Ship Management LLC
BHP-BILLITON Marketing B.V.,	As Agent for Owner
The Netherlands
For and on behalf of:	By	/s/ Peter C. Georgiopoulos
H. CLARKSON & CO. LTD., LONDON		Peter C. Georgiopoulos
President

/s/ M. G. Grimwade
M. G. GRIMWADE - Director
As Agents Only

This Charter Party is a computer generated copy of the NYPE (Revised 3rd October, 1946) form printed under licence from the Association of Ship Brokers & Agents (U.S.A), Inc., using software which is the copyright of Strategic Software Limited.

It is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

[SEAL]

RIDER CLAUSES TO THE M.V. “GENCO VIGOUR”
CHARTER PARTY DATED LONDON: 23RD JANUARY 2005

Clause 29:

Vessel’s Description

M.V. “GENCO VIGOUR”

Owners	:	GENCO VIGOUR LIMTED, MARSHALL ISLANDS

DWT	:	73,941 on 13.928 metres Summer Salt Water (TPC about 65.66)

Flag	:	Hong Kong
Built	:	1999
Type	:	Single deck, bulk carrier with double hull structure
LOA/Beam	:	225 / 32.26 metres
GRT / NRT	:	38,646 / 24,612
Grain / Bale	:	85,927 / 85,620 cubic metres
Holds / Hatches	:	6 / 6

Gearless

Speed / Consumption	:

About 14 knots (Laden) / 14.5 knots (Ballast) on about 33.5 metric tons IFO (380 CST) plus 1.8 metric tons IFO (180 CST) in calm sea and fair weather with wind speed up to and including Beaufort Scale 4.

In port	:	2.0 metric tons IFO / day (Working) / 1.5 metric tons IFO / day (Idle).

Bunker Specifications	:

IFO – ISO 8217 RME25 (1996E) / MDO – ISO 8217
No Diesel Oil at sea but vessel has liberty to consume MDO while manoeuvring in / out of ports, starting of auxiliary engine, navigating in shallow / restricted / busy waters, canals, rivers.

Holdwise (Holds + Hatches) capacity breakdown (all in cubic metres):

	Grain:	Bale:	Tanktop Strength (T/M2):

H1	12073	12026	29.8
H2	16730	16683	16.5
H3	14085	14031	26.8
H4	13587	13532	28.0
H5	16534	16486	16.5
H6	12918	12862	29.8

Hatch sizes (length x breadth - all in metres):

H1	:	16.74 x 12.00 (F) / 15.88 (A)
H2	:	22.32 x 15.88
H3	:	16.74 x15.88
H4	:	16.74 x15.88
H5	:	22.32 x15.88
H6	:	16.74 x 15.88

All details ‘about’ and without guarantee

See attached Questionnaire.

Clause 30:

Cargo Exclusions

All dangerous, hazardous, injurious, inflammable cargoes/goods/commodities as listed in the latest IMO DG Code and/or any subsequent modifications/amendments thereof, nuclear and radio active cargo/waste/material or its products, nuclear isotopes, war material, arms and ammunitions, explosive materials, livestock/animals, logs, mahogany logs, shavings, cotton, waste paper, expellers, copra, pyrites, resin, asbestos, fishmeal, lumber, meat/bone meal, bones, hides of any kind, direct reduced iron ore, hot briquetted iron, sponge iron, iron briquettes, borax, saltpetre, dangerous chemicals, zinc ashes, naptha, petroleum or its products, asphalt, pitch (in bulk/drums), tar/bitumen or any of its products, ammonium nitrate, ammonium sulphate, creosoted goods, acids, calcium carbide/chloride, ferrosilicon, hydrochloride, caustic soda, Indian coal, pond coal, oilcakes, (soybean meal and soybean meal pellets always allowed), expellers, sunflower seed expellers, charcoal, motor spirit, turpentine, fuel, scrap, turnings, motorblocks, concentrates (however iron ore concentrates allowed).

Charterers are allowed to carry one cargo of bulk cement and two cargoes of cement clinker per annum (Hold Block Clause as below to apply).

Pig iron

Pig iron loaded from Ponta De Madeira is always excluded.

If a pig iron cargo is loaded then the following clause to apply:

Charterers to endeavour to minimise the impact of pig iron on to the tank tops by furnishing, as per custom of the port, wooden pallets to receive the initial first load of cargo.

Charterers will supply for their own account 4 wooden pallets each 2 metres x 2 metres and place these on the centre of the holds and additionally place a 5th pallet on top to soften the impact of the first load of cargo. Charterers to remove the pallets from vessel’s holds after discharge. Should Master request tarpaulin/plastic sheets to protect the hatch covers/deck/deck equipment/superstructure, in order to minimise the effects of dust, Charterers to supply at their cost the tarpaulin/plastic sheets to vessel prior loading, quantity as per Master’s request.

Steels Loading

It is agreed that the vessel will not be called upon to stow by use of “Block California Stow Method”.

Charterers have the liberty to carry three (3) shipments in total of green delayed and/or calcined petcoke (whether it be full or part cargo) per annum, under the following conditions (see also Clause 45):

a)                                      Such cargo to be loaded/stowed/trimmed/discharged strictly according to latest IMO Regulations/Rules applicable to such cargo.

b)                                     Should any additional/special wash down of holds be required prior to loading such cargo, as recommended/required by Master, same to be at Charterers’ time and expense.

(See Clause 36 – “Between Voyages”)

The Charterers may load iron concentrates but in any event such cargo is loaded, the Charterers are to arrange at their risk, expense and in their time the following conditions and steps:

Cargo to be loaded, stowed, trimmed, transported and discharged strictly in accordance with IMO and Local Regulations.

Holds to be fresh water washed and dried before loading at the Charterers’ time and expense.

Before loading certificate of cargo issued by authorised Surveyor as per IMO and Local Regulations, same to be submitted to the Master of the vessel.

Cargo not to be loaded during rain.

Charterers to be allowed two (2) cargoes of bulk formed sulphur and two (2) cargoes of bulk salt per annum, but same not to be last cargo loaded under this Charter Party.

Preparation and cleaning for bulk formed sulphur and for bulk salt:

(To be clear, when the words “Hold Block” and “Hold Clean” is used in the following paragraphs, it refers to the name of the actual product which can be obtained from RBM Hold Solutions, see the website www.holdsolutions.com).

a)                                      Charterers to arrange at their time and expense to spray “Hold Block” (please see website www.holdsolutions.com) on the vessel’s holds, in Owners’ option. The vessel always remaining on hire during hold preparation and procedure and cleaning after discharge.

b)                                      If possible and if proper equipment and supplies are on board the vessel and weather permitting, crew maybe requested to affect the spraying of holds with “Hold Block”.

c)                                      After discharging, Charterers to arrange removal of “Hold Block” from all the holds at their expense and in their time by sweeping and washing down vessel’s holds or other methods according to the usual procedure which chemicals or by the use of “Hold Clean” in Owners’ option. Vessel’s crew may be requested to endeavour to remove the “Hold Block” at Charterers’ expense and time, materials are to be provided by Charterers as per Master’s request. Charterers paying an additional lumpsum of U.S.$ 6,000.00 to Owners for the additional preparation and/or cleaning work done by the crew. Vessel always remaining on hire.

d)                                    Charterers always to supply any necessary material requested by the Master for preparation and cleaning of vessel’s holds prior loading and for cleaning after discharging.

e)                                    As per Intermediate Hold Cleaning Clause, Charterers’ remain responsible for the disposal of dirty water from the vessel in accordance with local regulations.

Clause 31:

Trade

Always afloat, always via safe ports, safe places, worldwide trading within Institute Warranty Limits, excluding:

Russian Pacific ports (as long as the present regulations in the trading countries, including but not limited to Canada and USA apply restricting vessel trading thereafter calling Russian Pacific ports), Amazon above Trombetas, Bangladesh, Cambodia, Turkish occupied Cyprus, Iran, Iraq, Somalia, Yemen, Ethiopia, Lebanon, Syria, Libya (including Gulf of Sidra/Sirte), Congo, Democratic Republic of formerly Zaire, Liberia, Sri Lanka, Sierra Leone, Eritrea,

Angola, Cabinda, Tanzania, Namibia, Nicaragua, Nigeria, Haiti, Cuba, Burma (Myanmar), North Korea, Kampuchea, Sudan, Guatemala, Albania, former Yugoslavia unless allowed by United Nations and approved by Owners’ P. & I. Club (but Slovenia and Croatia allowed), all war, warlike and war risk zones declared from time to time by the London War Committee on war risk trading warranties.

The vessel is not allowed at any time to trade to the port/areas which are prohibited from trading by the UN and/or international organisation of the UN and/or the authorities of the country under which the flag the vessel is flying.

No direct sailing between mainland China and Taiwan.

In the event of factors, which case the Owners to exclude any of the aforementioned countries from the vessel’s permitted trading area, ceasing to exist, Owners will consider favourably a request from Charterers to trade to one or more of these countries, but final decision is at Owners’ sole discretion.

Israel and Vietnam to be allowed, provided present positive condition continues to persist and that no war or warlike condition exists in the countries, decision of which is to be made solely, by Owners, however, same not to be unreasonably withheld by Owners.

It is understood that Charterers are allowed to trade Gulf of Aqaba as long as the situation permits, however final judgement of situation is made solely by Owners, which, however is not to be unreasonably withheld.

NAABSA to be allowed in South Brazil, Argentina and Uruguay where it is customary for vessels of similar size, dimensions and draft to safely lie aground.

Trading always within Institute Warranty Limits, but Charterers have the option to trade beyond Institute Warranty Limits subject to Owner’s and their Underwriter’s prior consent, against paying to Owners additional insurance premium (if any) on hull and machinery as per vouchers from vessel’s Underwriters, but such additional premium not to exceed the amount charged if vessel had been insured by Lloyd’s of London.

Clause 32:

Hire Payments

Hire to be paid to Owners’ London bank account.

Nordea Bank Finland Plc – New York Branch

437 Madison Avenue

New York, N.Y. 10022

Swift	:	NDEAUS3N

ABA Routing No.	:	026010786

Beneficiary Acct No.	:	7434842001

Beneficiary	:	Genco Vigour Limited
		Trust Company Complex
		Ajeltake Road
		Ajeltake Island
		Majuro
		Marshall Islands MH96960

Referring to lines 60 and 62: In default of prompt payment of the hire, or bank guarantee or deposit, or on any breach of this charter, the Owners shall notify the Charterers, whereupon Charterers shall rectify matters within 3 (three) banking days of receipt of notification from Owners, failing which Owners shall have the right to withdraw the vessel from the service of Charterers, without prejudice to any claim Owners may otherwise have on Charterers under this Charter.

Deductions from hire:

Charterers have the option to deduct an address commission from the hire. Charterers have the right to withhold from charter hire during the period of this charter such amounts due to them for off-hire and Owners’ disbursements. Deductions to be properly supported by relevant documents. Charterers further have the right to withhold from last sufficient hire payment(s) estimated Owners’ advances and disbursements, including any fines and other amounts which are for Owners’ account, and also the value of redelivery bunkers. Final settlement to be made soonest possible after redelivery.

Clause 33:

Bunkers on Delivery/Redelivery

Referring to Clause No. 3, vessel to be delivered with about 1,235 metric tons Intermediate Fuel Oil and about 74 metric tons Marine Diesel Oil.

Bunkers on redelivery about same quantities as on delivery.

Prices both ends :                                                U.S.$ 198.00 per metric ton for Intermediate Fuel Oil

U.S.$ 415.00 per metric ton for Marine Diesel Oil.

Charterers have the option to deduct estimated value of redelivery bunkers from last hire payment(s).

The Charterers shall supply bunkers of a quality suitable for burning in the vessel’s engines and auxiliaries and which conform to the specification ISO 8217 RME25 (1996E) of IFO or better quality for engines and auxiliaries and ISO 8217 or better quality for engines and auxiliaries.

Charterers have option to take bunkers prior to delivery for their account provided same does not interfere with Owners own business, and Owners have the right to bunker prior to redelivery, provided same does not interfere with Charterers’ business.

Clause 34:

Owners are obliged to deliver and keep the vessel, her crew and anything pertaining hereto supplied with up-to-date and complete certificates and approvals enabling the vessel and her crew to carry the cargoes and trade within the trading limits allowed under this Charter Party.

Owners warrant that at the date of delivery and throughout the currency of this charter vessel shall be of the description set out in lines 3 through 10 and Clause 29 and undertake that whenever her hull, machinery, and/or equipment is not thoroughly efficient, they will immediately take all necessary steps to put her condition right again.

Clause 35:

On/Qff-hire Survey

Joint bunkers and condition on-hire survey to be held on delivery or at first loading port in Owners’ time by an independent sworn surveyor for both parties to be mutually agreed. Joint bunkers and condition off-hire survey to be held on redelivery in Charterers’ time by an independent sworn surveyor for both parties to be mutually agreed. The expenses for both parties to be equally shared.

Clause 36: Off-hire:

Duration of Charter Party

Charterers have the option of adding any time the vessel is off-hire for longer than 24 hours per occasion for any reasons valid under present Charter Party to the maximum duration as indicated in line 14.

Within 7 days after completion of each 6 month period under this Charter Party, Charterers to declare in writing their option to add off-hire time incurred during said period.

Should vessel be off-hire for a continuous period of more than 45 days, Charterers have the option of cancelling the charter.

Clause 37:

Lay-up Clause

Charterers to have the privilege of ordering the vessel to be laid up at any time during the period of this Charter Parry at a safe berth or place and in such a manner as mutually agreed upon and acceptable to the vessel’s Hull Underwriters. At the request of Charterers and on their indicating likely lay up position and duration, Owners shall at any time provide an estimate of the economies which may be possible in the event of the laying up of the vessel. Such estimate shall not however be binding upon Owners. In the event of such laying up, Owners shall take steps to effect all reasonable economies in operating costs including signing off of crew, reduction in the scope of insurance cover (but not on insured values) etc. and to give prompt credit to Charterers in respect of all such economies in the form of a reduction in the hire payable, but only to the extent of the financial savings to Owners (which shall be substantiated to Charterers by a written statement by Owners) as may be actually achieved. Hire shall continue to be paid throughout the period of lay up. All costs and extra costs for putting the vessel in a lay up position and condition, during lay up and on reactivation to be in Charterers’ time and at their expense, such extra costs to include, but not limited to cost of crew repatriation, indemnities payable to the crew, cost of crew rejoining, drydocking and repainting the vessel’s underwater parts etc. Charterers to give sufficient notice (i.e. not less than 30 days) of their intention to lay up the vessel and sufficient notice (i.e. not less than 30 days) of their intention to reactivate her.

Owners shall try, but without any responsibility on their part, to make necessary arrangements for decommissioning and recommissioning within the 30 days period.  In the event that the vessel is in laid up condition 45 days before the expiration of this charter, Owners have the option in Charterers’ time and at Charterers’ expense to reactivate / re-commission the vessel or debit Charterers with the estimated cost and time involved.

Clause 38:

Duration of Drydocking and Repairs

No drydocking during this Charter, except for cases of emergency except for scheduled drydock earliest about 24 months and latest about 36 months after delivery from the yard. (Delivered from yard October, 2001).

Owners shall give Charterers sufficient notice for drydock arrangement, together with the estimated duration. Owners must respect Charterers’ scheduling and Owners are not to make firm drydocking arrangement without Charterers’ prior consent. Vessel to be off-hire and hire to be suspended from the time vessel deviates from Charterers’ business until vessel is in a proper state for the service and has again been placed at Charterers’ disposal at an equivalent distance position to the point where hire was suspended but such point not to be less favourable to Charterers.

During such drydocking / emergency repairs Owners are to keep Charterers closely informed about exact nature and accurate position of repair work for completion of repairs and re-entry into the Charter. Owners to give Charterers not less than 5 days definite notice for re-entering into the Charter.

Clause 39:

Interclub Clause:

Any liability to third parties for cargo claims shall be borne by Owners/Charterers in accordance with the Interclub NYPE Agreement dated February 20th, 1970, and reprints of May 1984, or any subsequent modification or replacement thereof.

The party having paid the claim shall submit same to the other party with supporting documents as soon as possible. Neither party shall between themselves refer to the one year time limit as a defence.

Clause 40:

House Flag Clause

Deleted.

Clause 41:

Double Banking Clause

Charterers have the privilege to double bank the vessel, i.e. may order the vessel alongside other vessels (or vice versa) for loading and/or discharging and/or bunkering, double banking always to be solely at Master’s discretion as regards safety of the crew, vessel and cargo and Master/crew to give every facility/co-operation in line with normal shipping practice. Master also has the right at any time to order vessel to sail if he considers it unsafe for vessel to remain double-banked.

In case additional fenders are required for double-banking, same to be provided and paid for by Charterers. If the Master decides to suspend or cease operation due to safety as above vessel is not to be placed off-hire.

Clause 42:

Stevedore Damage

Vessel is guaranteed suitable for grab discharge. Deeptanks, tunnels and all other provisions within vessel’s holds are to be adequately protected against damage by stevedores’ grabs. The Master to obtain repairs from stevedores themselves and will settle matter directly with them, but Charterers are liable to the extent should Master fail to obtain repairs from stevedores. Master to report immediately to Charterers and their agents when damage caused.

Furthermore, Master will take care that the party causing damage acknowledges same in writing, failing which Master with Charterers’ agents have to arrange, survey to value estimated amount of damages and time lost, otherwise Charterers cannot be held responsible for damages.

All damages, which are to be repaired by Charterers and which do not refer to fair wear and tear or which are recoverable from third parties and do not affect the ship’s seaworthiness or working capacity, to remain for occasional repairs or when the ship is to dock for Owners’ account so that the Charterers pay the actual cost of repairs but not for the time used, provided time occupied in repairing stevedores’ damages does not exceed time necessary for Owners to carry out their own works/repairs.

Clause 43:

War Risk Insurance and Crew War Bonus

Present war risk insurance and crew war bonus to be for Owners’ account. In the event Charterers employ the vessel in a trade for which there is an additional war risk insurance premium, Charterers to reimburse the Owners such additional premium based on vessel’s insured hull and machinery value at that time, but increase not to exceed what would have been quoted if vessel was covered with Lloyd’s of London. Charterers to pay for such additional premium on receipt of Owners’ invoice accompanied by original vouchers from Underwriters. Any increase in crew war bonus after delivery caused by the trade in which vessel is engaged to be for Charterers’ account.

Clause 44:

Holds Condition

Hold conditions on arrival first loading port after delivery of the vessel, to be ready to receive any permissible cargo under this Charter Party. If vessel fails inspection at first loading port after delivery of the vessel, vessel to be off-hire from the time of rejection until vessel passes such inspection and all extra expenses incurred to be for Owners’ account.

Charterers have the option to redeliver the vessel without cleaning the holds, they paying a lumpsum of U.S. $5,000 (Five Thousand Dollars) in lieu of such cleaning (including dunnage removal, if applicable), and Owners to instruct Master to accept redelivery of the vessel without holds being cleaned.

Clause 45:

Cleaning En Route

Intermediate cleaning of holds to be done by crew as far as shore regulations permit, if required by Charterers. Charterers paying U.S.$ 650.00 (Six Hundred and Fifty Dollars) per hold for sweeping / washing or U.S.$ 400.00 (Four Hundred Dollars) per hold for sweeping only except in the case of petcoke, in which case U.S.$ 1,000.00 (One Thousand Dollars). Crew will render their utmost assistance to clean the holds always provided time between discharging port and next loading port is sufficient for crew to perform adequate cleaning and weather permitting, however, vessel/Owners are not responsible for the result. If shore regulations do not permit crew to carry out hold cleaning, cost of shore labour to be for Charterers’ account.

When, however, after the customary cleaning of remaining cargo by vessel’s crew and/or shore labour in application of this Clause, the vessel is refused by competent authorities to load grain, alumina or similar clean bulk cargo owing to loose rust scale and paint chips in cargo compartments, all expenses incurred in preparing her for the intended cargo service to be for Owners’ account and for the time lost she will be considered off-hire.

Clause 46:

War Cancellation Clause

If war or actual hostilities break out between any of the following countries: U.S.A., C.I.S., U.K., France, Germany, Denmark, Japan, China, both Charterers and Owners have the option to cancel this Charter.

It is understood that war or actual hostilities means direct war or hostilities between these nations and does not include local hostilities or civil war where any of the above countries, support opposing sides. Charterers and Owners shall not unreasonably take advantage of this Clause in case of a limited local conflict.

Clause 47:

Stability and Trimming

It is understood that no cargo need to be carried in deeptanks in order to ensure vessel’s stability, trim or seaworthiness. Owners guarantee vessel has sufficient stability and safe trim when trading homogeneously loaded to full capacity and deadweight capacity.

Vessel is a selftrimming bulk carrier. No additional trimming is required to fill all holds up with coal, ore, grain, phosphate or similar bulk cargoes.

Clause 48:

Bunker Quality

Charterers to supply fuel and diesel oil which must comply with ISO Standard 8217 RME25 (1996E), or better quantity for the vessel’s engines and ‘ISO 8217 DMB (1996E)’ or better quality for the vessel’s engines, or any amendments thereof. All values estimated in the ISO 8217 Specification to be considered as maximum allowable values. Charterers shall only supply suitable fuels as per Specifications.

Charterers to supply fuels to be mineral based products of stable and homogenous nature, and shall not contain waste lubricants, tar oil, inorganic acids, nuclear waste, chemicals or any other harmful substances. Sludge removal, to be effected during loading and/or discharging operations in Charterers’ time but Owners’ account, provided bunkers delivered by Charterers are found to be in compliance with bunker specification in line with vessel’s description.

If bunkers supplied does not conform with the mutually agreed specification(s) or otherwise prove unsuitable for burning in the vessel’s engines or auxiliaries, the Owners shall not be held responsible for any reduction in the vessel’s speed performance and/or increased bunker consumption, nor for any time lost and any other consequences.

Clause 49:

Notice of Delivery

Owners to give Charterers 7 days approximate and 5/3/1 day(s) definite notice of delivery.

Clause 50:

Deviation

A)                                   Should the vessel be put into any port other than those instructed by the Charterers by reason of accident or breakdown or, for the purpose of landing any injured or sick officer, the Master or members of the crew, the port charges, pilotages, bunker consumption and other expenses, including loss of time, shall be borne by Owners, also should the vessel be put back whilst on voyage by any of the above mentioned reasons, the hire shall be suspended from the time of her putting back until she is again in the same or equidistant position and the voyage resumed therefrom.

B)                                   Vessel has liberty to deviate for the purpose of saving life and/or property and to tow and assist vessels in distress. Such operation not to be deemed to be a diversion under this Charter Party, but all salvage contribution thus payable to vessel to be equally divided with Charterers after proper deduction of expenses, if any (including Captain and crew’s share), incurred in this respect.

Clause 51:

Boycott and Arrest of Vessel.

Should the vessel be arrested during the currency of this Charter Parry at the suit of any person having or purporting to have claim against or any interest in the vessel, hire under this Charter Party shall not be payable in respect of any period whilst the vessel is under arrest, provided under the terms of this Charter Party such claims are not Charterers’ liability. In the event of the vessel being subjected to boycott, being delayed or rendered inoperative by strikes, blacklisting, labour stoppages or any other difficulties arising from vessel’s flag, ownership, crew or terms of employment of crew of chartered vessel or any other vessel under the same ownership, operation or control, such time lost is to be considered as off-hire and all expenses incurred thereby, including fuel/diesel consumed during such periods, to be for Owners’ account.

Clause 52:

L.T.F.

Officers and crew to be employed under an agreement recognised by the I.T.F. and all time lost/expenses incurred as a result of an action taken by the I.T.F. or any of it’s affiliated unions against the vessel or Owners to be for Owners’ account and vessel to be considered off-hire.

Clause 53:

Quarantine

The vessel to be in possession of necessary certificates to comply with safety and health regulations and all current requirements at all ports of call under this Charter Party. Normal quarantine time and expenses to enter ports to be for Charterers’ account, but any time of detention and expenses for quarantine due to pestilence, illness etc. of the vessel’s Master, officers and crew to be for Owners’ account, as long as the vessel remains within her trading limits under the present Charter Party.

Clause 54:

Smuggling

Charterers to be responsible for any fines whatsoever imposed in the event of smuggling by Charterers’ employees, but Owners to be responsible for any such acts of their own officers and/or crew. Charterers to remain responsible for detention of the vessel due to smuggling committed by Charterers employees only.

Clause 55:

Crew Onboard.

At loading and discharging port(s) any time lost by the vessel for the reason of not all the crew being onboard when the vessel is ready to sail to be for Owners’ account, as well as expenses deriving therefrom.

Clause 56:

Overtime.

Officers’ and crew’s overtime, as included in vessel’s hire, to include amongst operations usually performed by the crew the following services unless prohibited by shore regulations whether occurring during straight time or overtime:

A)                                  Opening and/or closing of hatches in preparation of loading and/or discharging operations.

B)                                    Assistance during docking and undocking, shifting and bunkering operations.

C)                                    Shaping up hatches as much as possible, weather permitting, prior to arrival at loading and/or discharging port and/or docks and/or places so that loading and/or discharging operations can commence immediately.

D)                                   Supervising during loading and discharging.

E)                                     Watchmen in holds during loading and discharging.

Vessel to work day and night without Charterers’ special request.

Clause 57:

Watchmen

Watchmen for gangway ordered by vessel to be for Owners’ account, but if same compulsory by port regulations same to be for Charterers account. Watchmen for cargo always to be for Charterers’ account.

Clause 58:

Deleted.

Clause 59:

Deleted.

Clause 60:

Representation and Communication Expenses

Further to Clause 10, Charterers will remit Owners a lumpsum of U.S. $1,250.00 (One Thousand Two Hundred and Fifty Dollars) monthly or pro rata for all victualling as per lines 84/85. This lumpsum also covers the cost of cigarettes, drinks, petty expenses etc. incurred by Master, as well as the cost of radio telegrams, telex and fax communication and phone calls made by Master on behalf of Charterers or their agents in direct performance of this Charter Party.

Clause 61:

U.S. Regulations

If the vessel calls at any U.S. port for purposes of loading or discharging cargo, vessel’s equipment shall comply with regulations established by U.S. Public Law 85-742 Part 9 (Safety and Health Regulations for Longshoring). If longshoremen are not permitted to work due to failure of the Master and/or Owners’ agents to comply with the aforementioned regulations, any delay resulting therefrom, and any stevedore standby time and other expenses involved, shall be for Owners’ account.

Clause 62:

Arbitration

All disputes arising out of this contract shall be arbitrated at London and, unless the parties agree forthwith on a single Arbitrator, be referred to the final arbitrament of two Arbitrators carrying on business in London who shall be members of the Baltic Mercantile & Shipping Exchange and engaged in shipping, one to be appointed by each of the parties, with power to such Arbitrators to appoint an Umpire. No award shall be questioned or invalidated on the ground that any of the Arbitrators is not qualified as above unless objection to his action be taken before the award is made. Any dispute arising hereunder shall be governed by English law.

For disputes where the total amount claimed by either party does not exceed U.S. $50,000 (Fifty Thousand Dollars) the arbitration shall be conducted in accordance with the Small Claims Procedure of the London Maritime Arbitrator’s Association.

If either of the appointed Arbitrators refuse to act, or is incapable of acting, or dies, the party who appointed him may appoint a new Arbitrator in his place. If one party fails to appoint an Arbitrator, either originally or by way of substitution as aforesaid, for thirty clear days after the other party having appointed his Arbitrator has served the party making default with notice to make the appointment, the party who has appointed an Arbitrator may appoint that Arbitrator to act as sole Arbitrator in the reference, and his award shall be binding upon both parties as if he has been appointed by consent.

Clause 63:

Insurance

A)                                  Owners guarantee that vessel is entered and shall remain for the duration of this Charter Party in a Protection and Indemnity Association, which is a member of the International Group of P. & I. Clubs.

Owners’ P. & I. Club is: SKULD

B)                                    Any additional insurance on vessel and/or cargo levied by reason of the vessel’s flag, ownership, class or condition to be borne by Owners.

Clause 64:

Classification

Owners engage themselves to maintain vessel classed 100 AI Lloyd’s Register or equivalent during the currency of this charter. Owners guarantee that the vessel will be insured on a basis, which in respect of collision liability gives protection that is considered to embrace at least as much as the Running Down Clause with 3/4 with Hull and Machinery Underwriter and 1/4 with P. & I. Club.

Clause 65:

Bill(s) of Lading

Charterers or their agents are authorised to issue and sign Bill(s) of Lading on Charterers’ usual form on Owners’ and Master’s behalf for cargo as presented. Charterers shall indemnify Owners from all consequences of non-conformity of Bill(s) of Lading signed with Mate’s receipts.

In the event that the original Bill(s) of Lading are not available at the destination when the vessel is ready to discharge, Owners, at the request of Charterers, agree to release the cargo without presentation of the original Bill(s) of Lading provided that, prior to delivery of the cargo, Charterers have arranged to have submitted to the Owners a Letter of Indemnity as per Owners’ P. and I. Club’s form, as attached herewith or any amendments thereto made by Owners’ P. and I. Club, signed by Charterers, first on fax prior to commencement of discharging together with a legible copy of relevant Bill(s) of Lading and the original Letter to be couriered to Owners immediately, agreeing to fully indemnify and hold Owners and/or the vessel and/or the Master and/or agents harmless against any consequences resulting from the vessel releasing the cargo without presentation of the original Bill(s) of Lading and also to remain fully responsible for all damages and/or consequences that may arise out of the release of the cargo as above stated.

Clause 66:

Grain Regulations

A)                                  The Owners guarantee that the vessel is a selftrimming bulk carrier allowed to load grain or grain products without shifting boards or other fittings for grain. Any expenses resulting from breach of this warranty to be for Owners’ account.

B)                                    For the carriage of grain in bulk vessel to have onboard at any time of this charter period valid documents and certificates issued by a recognised Classification Society and certified by National Cargo Bureau.

Clause 67:

Panama and Suez

Vessel is fitted for and has necessary equipment and certificates onboard to transit Panama Canal (and not restricted due to her loadline or bilge radius), and Suez Canal.

Clause 68:

Pollution

FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION (ALL SHIPS OTHER THAN SELF-PROPELLED TANK VESSELS AND NON-SELF PROPELLED TANK VESSELS CARRYING MORE THAN 2,000 TONS OF PERSISTENT OIL IN BULK AS CARGO)

(1)                                  Owners warrant that throughout the currency of this charter they will provide the vessel with the following certificates:

Certificates issued pursuant to Section 1016 (a) of the Oil Pollution Act 1990, and Section 108 (a) of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended in accordance with Part 138 of Coast Guard

Regulations 33 CFR, so long as these can be obtained by the Owners from or by SIGCO.

(2)                                  Notwithstanding anything whether printed or typed herein to the contrary:

A)                                  save as required for compliance with paragraph (1) hereof, Owners shall not be required to establish or maintain financial, security or responsibility in respect of oil or other pollution damage to enable the vessel lawfully to enter, remain in or leave any port, place, territorial or contiguous waters of any country, state or territory in performance of this charter.

B)                                    Charterers shall indemnify Owners and hold them harmless in respect of any loss, damage, liability or expense (including but not limited to the cost of any delay incurred by the vessel as a result of any failure by the Charterers promptly to give alternative voyage orders) whatsoever and howsoever arising which Owners may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (1) hereof.

C)            Owners shall not be liable for any loss, damage, liability or expense whatsoever and howsoever arising which Charterers and/or the holders of any Bill of Lading issued pursuant to this Charter may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (1) hereof.

(3)           Charterers to exercise best efforts to ensure that the terms of this Clause will be incorporated effectively into any Bill of Lading issued pursuant to this Charter.

Clause 69:

Drug and Alcohol Policy

Owners warrant that they have a policy on drug and alcohol abuse (“Policy”) applicable to the vessel which meets or exceeds the standards in the Oil Companies International Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ship. Under the Policy, alcohol impairment shall be confined as a blood alcohol content of 40 mg/100 ml or greater.

The appropriate seafarers to be tested shall be all vessel officers and the drug/alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the Policy should be that the frequency of the unannounced testing be adequate to act as an effective abuse deterrent, and that all officers be tested at least once a year through a combined program of unannounced testing and routine medical examinations. Owners further warrant that the Policy will remain in effect during the currency of this charter and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean that the Owners have failed to exercise due diligence.

Clause 70:

Stowaways

A.                                   1.             The Charterers warrant to exercise due care and diligence in preventing stowaways in gaining access to the vessel by means of secreting away in the goods and/or containers shipped by the Charterers.

2                                          If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the vessel by means of secreting away in the goods and/or containers shipped by the Charterers, this shall amount to breach of charter for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the vessel shall remain on hire.

3.                                       Should the vessel be arrested as a result of the Charterers’ breach of charter according to sub-clause (a) 1. above, the Charterers shall take all reasonable steps to secure that, within a reasonable time, the vessel is released and at their expense put up bail to secure release the vessel.

B.                                     1.                                       If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners’ account and the vessel shall be off-hire.

2.                                       Should the vessel be arrested as a result of stowaways having gained access to the vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, the Owners shall take all reasonable steps to secure that, within a reasonable time, the vessel is released and at their expense put up bail to secure release of the vessel.

Clause 71:

Weather Routing

Charterers have the right to appoint Ocean routes or a similar weather routing service to monitor vessel’s performance during sea passages. Owners will request Master to co-operate with the appointed weather routing service and follow their recommendations as, far as practical. Weather reports to be taken from vessel’s deck log and/or Ocean Routes or similar weather routing service if so elected by Charterers. In the event of consistent discrepancies between the two sources the above weather service to be taken as final.

Clause 72:

New Both-to-Blame Collision Clause, New Jason Clause and Chamber of Shipping War Risk Clauses 1 and 2 as attached, to be included in this Charter Party, and all Bill(s) of Lading shall be subject to said clauses.

The U.S.A/Canadian Clauses Paramount as applicable, or the Hague Rules as enacted in countries other than the U.S.A. and Canada, as applicable, to be incorporated in all Bill(s) of Lading.

Clause 73:

This Charter Party to be governed by and construed in accordance with English law.

Clause 74:

Delivery and redelivery times are understood to be GMT. Laydays/cancelling to be local time.

Clause 75:

Deleted.

Clause 76:

Deleted.

Clause 77:

Deleted.

Clause 78:

Mobile Crane Clause applicable only for discharge grain in Taiwan

Charterers have the liberty to place mobile cranes on deck provided all costs, time and risk to be for Charterers’ account, and provided sufficient dunnage (as may be required by the Master) is placed underneath the cranes to spread both the static weight and dynamic weight and in any case the static weight and dynamic weight are not to exceed permissible weight per square meter on deck.

Should any cutting or welding or reinforcement be necessary on vessel’s hatches to accommodate the placement of such cranes, then Owners’ prior approval shall be required and all expenses, time and risk of such work to be for Charterers’ account, and such work always to be carried out subject to vessel’s classification society surveyor’s approval and also subject to port authorities’ regulations. Charterers will be fully responsible for any and all damage, time, expenses and costs including but not limited to all burn areas of paint on deck and underneath which are to be reconditioned to the original state and that all operations to be under the Master’s / Officer’s supervision and the Master’s and classification society’s satisfaction.

It is understood that before the Owners and/or the Master will give any required approval, each will be furnished by Charterers, sufficiently in advance of the time their approval is required, with all information they may request from Charterers in order to make a decision.

Clause 79:

Artificial Separation:

Charterers may use artificial plastic separations or similar in holds to facilitate the loading of different grades of cargo, however, Owners or Master shall not be responsible for any commingling of different grades of cargo notwithstanding any cause of commingling of grades. Also Owners shall not be responsible for shortage of individual grades on discharge. Charterers shall indemnify Owners and hold Owners harmless in respect of any liability grades of cargo in one hold.

Clause 80

BIMCO Standard ISM Clause – For Voyage and Time Charter Parties

From the date of coming into force of the International Safety Management (I.S.M.) Code in relation to the vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the vessel and “the Company” (as defined by the I.S.M. Code) shall comply with the requirements of the I.S.M. Code.

Upon request the Owners shall provide a copy of the relevant Document of Compliance (D.O.C.) and Safety Management Certificate (S.M.C.) to the Charterers.

Except as otherwise provided in this Charter Party, loss, damage, expense or delay caused by failure on the part of the Owners or “the Company” to comply with the I.S.M. Code shall be for the Owners’ account.

Clause 81:

Deleted.

Clause 82:

Owners Matters in Port:

Charterers’ Agents are available to perform the following services to Owners – Cash advances to Master by Owners, crew mail, arranging fresh water supplies, minor medical attendance. These services to be provided at actual cost and no agency fee applicable but Owners to settle with Agents and to be ultimately responsible for settling same.

For sake of clarity, this Clause will remove the necessity for Charterers to make deductions for estimated Owner’s expenses in port as Owners will settle same directly.

Clause 83:

Owners confirm vessel has Dual Deadweight Certificate of maximum 69,999 long tons which is available to Charterers without cost.

Clause 84:

Split Bill(s) of Lading:

Charterers and/or agents may allow to split the original Bill(s) of Lading quantity into smaller parcels by the way of delivery orders provided that Charterers must conform with following provisions and obtain Owners’ prior written permission at each occasion.

1.                                       Charterers shall collect the full set of the issued original Bill(s) of Lading i.e. 3 (three) of each original Bill(s) of Lading (if issued in 3 (three) Originals) and only after they have collected the full set, they then split the original Bill(s) of Lading quantity into smaller parcels by the way of delivery orders.

2.                                       The delivery orders must provide for the exact same terms and conditions as the original Bill(s) of Lading and the total quantity of The delivery orders must match the quantity of the original Bill(s) of Lading. The delivery orders shall not prejudice the shipowner’s rights under The Bill(s) of Lading. Charterers to hold Owners fully harmless for and against any consequences, liabilities and/or costs arising out of the Issue ship delivery orders.

3.                                       Prior to commencement of discharge of the cargo, the full set of the original Bill(s) of Lading shall be handed to the Master or Owners. The original delivery orders must be presented to the Master enabling him to check the quantity, the terms and conditions thereof.

4.                                       Discharging cargoes must commence after the Master has confirmed that the original delivery orders are in order and have been issued in compliance with the terms and conditions under this clause. On presentation of one original delivery order all other originals to stand “void”.

5.                                       Charterers shall keep both Owners and Master fully informed of any development in order to avoid any trouble from.

6.                                       All delivery orders issued pursuant to this clause shall, without prejudice to the generally of the above, include the following Clauses:

A)                                  The Chamber of Shipping Voyage Charter Clause Paramount 1958 amended to include the words “and/or delivery order” after the words “Bill of Lading” appearing in lines 12 and 16 thereof.

B)                                    This shipment was loaded on board the vessel as part of one original lot of                (enter description of cargo) of which                (enter quantity) was loaded at                (enter name of load port) and                (enter quantity) was loaded at                (enter second load port) with no segregation as to parcels. The vessel undertakes to delivery only that proportion of cargo actually loaded which is represented by the percentage that the total amount specified in the delivery orders bears to the total of undivided bulk delivered at destination. Neither the vessel nor the Owner assumes any responsibility for the separation of the undivided bulk at the port of delivery.

Clause 85:

Deleted

Clause 86:

For the duration of this Charter Party, Owners guarantee to have a valid dual DWT Certificate of maximum 70,000 LTDWT which to be available for use by Charterers free of expense.

Clause 87

BHPBilliton Set-Off Clause

Following a default by either party hereunder (the “Defaulting Party”) the other party (the “Non-Defaulting Party”) shall be entitled, at its option, to set-off any amounts believed in good faith and on reasonable grounds by the Non-Defaulting Party to be payable (whether at such time or in the future or upon the occurrence of a contingency) by the Defaulting Party to the Non-Defaulting Party (whether under this Charter Party or otherwise), against any amounts believed in good faith and on reasonable grounds by the Non-Defaulting Party to be payable (whether at such time or in the future or upon the occurrence of a contingency) by the Non-Defaulting Party to the Defaulting Party (whether under this Charter Party or otherwise), irrespective of the currency, place of payment or booking office of either party’s obligations and the parties respective obligations shall be discharged promptly and in all respects to the extent they are so set-off. The Non-Defaulting Party will give 3 (three) days prior notice to the Defaulting Party of any intended set-off to be effected under this provision. For this purpose, any such amount payable by one party to the other (or the relevant portion of such amount) may be converted by the Non-Defaulting Party, acting in good faith and in a commercially reasonable manner, into such currency as may reasonably be required in order to effect such set-off at an exchange rate determined by the Non-Defaulting Party acting in good faith and in a commercially reasonable manner. If an obligation is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. The right of the Non-Defaulting Party under this provision shall apply without prejudice to Clause 71 or any other right of set-off which it may have whether by agreement, operation of law or otherwise. Nothing in this provision shall be effective to create a charge or other security interest.

Clause 88

Charterers or their appointed representatives have the right to inspect the vessel at any time during this Charter. Owners/Master/crew to co-operate fully with any such inspection.

NEW BOTH TO BLAME COLLISION CLAUSE

If the liability for any collision in which the vessel is involved while performing this Charter Party fails to be determined in accordance with the laws of the United States of America, the following Clause shall apply:-

BOTH TO BLAME COLLISION CLAUSE

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, Mariner, Pilot or the servants of the Carrier in the navigation or in the management of the ship, the Owners of the goods carried hereunder will indemnify the Carrier against all loss or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said goods, paid or payable by the other or non-carrying ship or her Owners to the Owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her Owners as part of their claim against the carrying vessel or Carrier.

The foregoing provisions shall also apply where the Owners, Operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect to a collision or contact.”

The Charterers shall procure that all Bills of Lading issued under this Charter Party shall contain the same clause.

NEW JASON CLAUSE

In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not for which, or for the consequence of which, the carrier is not responsible, by statute, contract, or otherwise, the goods, shippers, consignees or Owners of the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the goods.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required, be made by the goods, shippers, consignees or owners of the goods to the carrier before delivery.

The Charterers shall procure that all Bills of Lading issued under this Charter Party shall contain the same clause.

WAR RISK CLAUSES

“(1) No Bills of Lading to be signed for any blockaded port and if the port of discharge be declared blockaded after Bills of Lading have been signed, or if the port to which the ship has been ordered to discharge either on signing Bills of Lading or thereafter be one to which the ship is or shall be prohibited from going by the Government of the Nation under whose flag the ship sails or by any other Government, the owners shall discharge the cargo at any other port covered by this Charter Party as ordered by the Charterers (provided such other port is not a blockaded or prohibited port as above mentioned) and shall be entitled to freight as if the ship had discharged at the port or ports of discharge to which she was originally ordered”.

“(2) The Ship shall have liberty to comply with any orders or directions, as to departure, arrival, routes, ports of call, stoppages, destinations, delivery or otherwise howsoever given by the Government of the Nation under whose flag the vessel sails or any department thereof, or by any other Government or any department thereof, or any person acting or purporting to act with the authority of such Government or of any department thereof, or by any committee or person having, under the terms of the War Risks Insurance on the ship, the right to give such orders or directions and if by reason of and in compliance with any such orders or directions anything is doe or is not done, the same shall not be deemed a deviation, and delivery in accordance with such orders or directions shall be a fulfilment of the contract voyage and the freight shall be payable accordingly”.

The Charterers shall procure that all Bill(s) of Lading issued under this Charter Party shall contain the same Clause.

INT. GROUP A

STANDARD FROM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

TO:	(insert name of Owners)	(insert date)
To the Owners of the (insert name of ship)

DEAR SIRS,

SHIP	: (insert name of ship)

VOYAGE	: (insert load/discharge port as stated in Bills of Lading)

CARGO	: (insert description of cargo)

BILL(S) OF LADING: (insert identification number, date, place of issue)

The above cargo was shipped on the above ship by [insert name of shipper] and consigned to [insert name of consignee or to whose order the Bill of Lading is made out, as appropriate] for delivery at the port of [insert name of discharge port stated in the Bill of Lading] but the Bills of Lading have not arrived and we, [insert name of party requesting delivery], hereby request you to give delivery of the said cargo to [insert name of party to whom delivery is to be made] without production of the original Bill(s) of Lading.

In consideration of your complying with our above request, we hereby agree as follows:

1.                                       To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expenses of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.

2.                                       In the event of any proceedings being commenced against you or any of your servants or agents in connection with the delivery of the cargo as aforesaid to provide you or them on demand with sufficient funds to defend the same.

3.                                       If, in connection with the delivery of the cargo as aforesaid, the ship or any other ship or property in the same or associated Ownership, Management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4.                                       If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5.                                      As soon as all original Bills of Lading for the above cargo shall have come into our possession to deliver the same to you, or otherwise to cause all original Bill(s) of Lading to be delivered to you, whereupon our liability hereunder shall cease.

6.                                       The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7.                                       This indemnity shall be governed by and construed in accordance with English Law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully

For and on behalf of
[insert name of requestor]

Signature

[SEAL]

~~VETTING-QUESTIONNAIRE CAPE & PANAMAX~~

~~Time Period - Charter~~

This questionnaire comprises 5 pages. It is to be completed and signed by a ‘responsible’ person familiar with the vessel, usually a representative of vessels Technical Manager as indicated in Q2 of this questionnaire. Submission of completed and signed questionnaire and copies of requested documents is essential prior to a formal decision on the vessel.

1:	Current Vessel Name	:	GENCO VIGOUR	Ex Name:	TOP VIGOUR

	IMO Number	:	463676380	Flag:	HONG KONG

2:	Technical Manager Name and Head office address:

TOP GLORY SHIPPING & CO., LTD
27 FLOOR, TOP GLORY TOWER,
262, GLOUCESTER ROAD, CAUSEWAY BAY
HONG KONG

3:	Please STATE DATES (dd/mmm/yyyy) for the following:

	1.	Date of last dry dock			13-APR-04
	2.	Date of last special survey			31-OCT-04

4:	Please ANSWER YES OR NO to the following questions

	1.	Does the vessel currently have any Condition[s] of Class? If “Yes” please attach details of conditions			NO

	2.	Has the vessel been detained by Port State Control Authority in last 12 months? If “Yes” please attach Detention Report copy and details of deficiencies rectified			NO

5:	Please ATTACH COPIES for the following documents:

		CERTIFICATE EXPIRY DATE	PAGES ATTACHED	v Box
1.	ISS Certificate	21 APR 09	ONE
2.	Certificate of Class	31 OCT 09	ONE
3.	Document of Compliance	24 SEPT 07	ONE
4.	Safety Management Certificate	21 APR 09	ONE
5.	Latest Port State Control Inspection Report	XXXXXXXX	ONE

6:	Please answer the following questions in relation to the Vessel Security Plan:

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The Security Level at which the ship is currently operating	LEVEL ONE

~~1: Vessel Particulars~~

1.1	Call Sign:			Telex/Fax:

1.2	Inmarsat Numbers:			Email: gvg@teship.amosconnect.com

1.3	TPC	ABOUT 65.66
1.4	Hatch Dimensions in main deck [m]:	(1) 15.88 m (A) L 16.74 m W 12.00 m(F)		(2) L 22.32 m	W 15.88 m	(3) L 16.74 m	W 15.88 m

		(4) L 16.74 m	W 15.88 m	(5) L 22.32 m	W 15.88m	(6) L 16.74 m	W 15.88 m

		(7) L	W	(8) L	W	(9) L	W
1.5	Vessel Ballast Hold [s]:	Sea: No. 4 HOLD		Port: No. 4 HOLD

1.6	Total Grain capacity [m3]:	85,927 m3

1.7	Grain Capacity [m3] for each hold including hatch coamings:	(1) 12,073		(2) 16,730		(3) 14,085

		(4) 13,587		(5) 16,534		(6) 12,918

		(7)		(8)		(9)

1.8	Total DWT Capacity [mt]:	SUMMER DEADWEIGHT 73,941

1.9	Capacity [mt] for each hold.	(1)		(2)		(3)

		(4)		(5)		(6)

		(7)		(8)		(9)

1.10	Type of Hatch covers:	SIDE ROLLING

1.11	Airdraft [m] - waterline to top of hatch coaming:	Light Ballast: ABT 16.00 m			Full Ballast: ABOUT 13.5 m

1.12	Ballast Rate (mt/hour)	Load: 700/HR			Discharge: 700/HR

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~~2:                General~~

		Yes	No	N/A
2.1	Can vessel exchange ballast water at sea ?	☒

2.2	Is the vessel on T/C to you? If YES, indicate since when and from whom.
NO

2.3	Has the vessel traded to Australia in last 6 months? If YES, list name(s) of Australian port(s) last called and date YES
	NEW CASTLE	29-DEC-04
	PORT HEDLAND	23-NOV-04
	PORT HEDLAND	10-OCT-04
	GERALDTON	6-JUL-04

2.4	Has the vessel traded CIS Pacific Ports? If YES, list when and where.
NO

2.5	Please provide the full itinerary up to expected time of delivery/arrival load port:

		Yes	No	N/A
2.6	Is the vessel suitable for Sollac - Dunkirk East Terminal?
2.7	Is the vessel suitable for British Steel - Redcar Terminal?
2.8	Can vessel be described as self trimming?	☒

~~3:                For Time Charter Vessels only :~~

3.1	Bunker capacity: @ 100%:	HFO [tonnes]: 2190.5 M3			MDO [tonnes]: 111.8 M3

3.2	Freshwater capacity: 387.9 M3		Constant: ABOUT 300 MT

3.3	Speed [Knots]	Laden:	AS PER C/P		Ballast:	AS PER C/P

3.4	Consumption at sea [mt/day]	Laden:	HFO:	AS PER C/P	Ballast:	HFO:	AS PER C/P

			MDO:			MDO:

3.5	Consumption in port [mt/day]	Idle:	HFO:	AS PER C/P	Working:	HFO:	AS PER C/P

			MDO:			MDO:

3.6	Bunker specification [cst] and state standard of fuel specification	HFO:	AS PER C/P		MDO:	AS PER C/P

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~~4:                Banking Details~~

4.1	Beneficiary (Account Name)

4.2	Account Number:	Beneficiary Bank:

4.3	Chips UID (USD Payments only):

4.4	Address:

4.5	Fedwire No:

Following [6.6, 6.7, 6.8 below] is required if Beneficiary Bank is ~~located outside of country of currency :~~

4.6	Correspondent Bank in the USA of the Beneficiary Bank:

4.7	Account Number:

~~5:                Insurance Details~~

5.1	P & I Club [Full style address and contact numbers] :	SKULD WEBSITE: www.skuld.com

5.2	Hull Insurance Company [Full style address and contact numbers] :	GERLING - KONZERN ALLEGEMEINE OSLO THROUGH LEEDS & LEEDS CO., INC.

5.3	Hull Insured value [USD]:	USD 37 MILLION.

~~6:                 Please provide contact details in case of emergencies for Owners/Ship Manager Representative[s] (for Time Charter vessels only)~~

	Contact person [s]	Phone No [all	Facsimile No [all
Company Type:	Name & Title	hours]:	hours]:

~~Head Owner:~~

~~Ship Operator/Manager~~	EDDIE LAU OPERATIONS MANAGER	852-91910232	852-28330683

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~~7:                Please list details of the last 6 voyages~~

Ports of Call
From:	To:	Cargo	Charterer	Voyage Dates
NEWCASTLE	KAOHSING	COAL	CHINA STEEL
PORT HEDLAND	ZHANJIANG	IRON ORE	DAEBO SEOUL	23 NOV - 15 DEC 04
QINHUANGDAO	SUAL	COAL	CHANGBAI	29 OCT - 16 NOV 04
PORT HEDLAND	QINHUANGDAO	IRON ORE	COSBUCK	10 OCT - 29 OCT 04
PULAU LAUT	HONG KONG	COAL	SINOCHART	7 SEPT - 2 OCT 04
SATUI	HONG KONG	COAL	SINOCHART	2 AUG - 24 AUG 04

~~8:                Trading Certificates~~

Please attach a list detailing the expiry dates of the vessel’s current trading cerficates.

Name:	EDDIE LAU	Designation:	MANAGER - OPERATIONS

Company:	TOP GLORY SHIPPING CO., LTD.

Signature:	/s/ EDDIE LAU	Date:	11 - JAN - 05

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